Exhibit 23(a)





The Board of Directors
Trans Financial, Inc.




We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for income taxes and investments in debt and equity securities.





/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Louisville, Kentucky
November 28, 1995